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                                                                   Exhibit 10.11

          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                                LICENSE AGREEMENT

      This License Agreement (the "Agreement") is made as of this 17th day of March, 2004 between Abbott Laboratories, a corporation organized under the laws of the State of Illinois, USA, with its principal office at 100 Abbott Park Road, Abbott Park, Illinois 60064 ("Abbott") and Critical Therapeutics, Inc., a corporation organized under the laws of the State of Delaware, USA, with its principal office at 675 Massachusetts Avenue, 14th Floor, Cambridge, Massachusetts 02139 ("CTI").

                                  INTRODUCTION

      1. Abbott holds the Patents, Know How and Trademark related to the Product in the Field (all as hereinafter defined);

      2. CTI wishes to obtain, and Abbott wishes to grant to CTI, an exclusive license under the Patents and Know How related to the Product (as hereinafter defined) in the Field in order to permit CTI to pursue the marketing, distribution, sale and commercialization of the Product in the Field; and

      3. CTI wishes to purchase, and Abbott wishes to sell to CTI, all right, title and interest in and to the Trademark and the goodwill associated therewith.

      NOW THEREFORE, in consideration of the mutual obligations and promises as set forth herein, Abbott and CTI do hereby agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings:

      1.1 "Abbott Products" shall mean those Products, including Existing Products, that have an assigned NDC Code that corresponds to the Original NDA, as listed by Abbott with the FDA under section 510 of the Act; provided, however, that Abbott Products shall exclude any Existing Product that has been relabeled by CTI under Section 3.2(b) hereof.

      1.2 "Act" shall mean the United States Food, Drug, and Cosmetic Act, as amended, and regulations promulgated thereunder.

      1.3 "Affiliate" shall mean any corporation, company, partnership, joint venture and/or other entity which controls, is controlled by, or is under common control of either Party hereto, except for TAP Pharmaceutical Products, Inc. and its subsidiaries. For purposes of this definition, control shall mean direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors (but only as long as such ownership exists).

      1.4 "cGMP" shall mean the current Good Manufacturing Practices, under 21 CFR Parts 210 and 211, applicable to the manufacturing, processing, packing or holding of pharmaceutical products in the United States of America.

      1.5 "Commercially Reasonable Efforts" shall mean with respect to the efforts to be


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expended by a Party with respect to any objective, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the development or commercialization of a Product, such efforts shall be substantially equivalent to those efforts and resources commonly used by a mid-size biotechnology company (as applicable to CTI) or a large pharmaceutical company (as applicable to Abbott) for a similar pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

      1.6 "Confidential Information" shall mean any information, data or business plans relating to Zyflo, Product, Patents and/or the Know-How which a Party discloses to the other Party, including, without limitation, the parties to and terms of this Agreement, except any portion thereof which:

            (i) is known to the receiving Party at the time of disclosure and documented by written records;

            (ii) is disclosed to the receiving Party by a Third Party that has a right to make such disclosure;

            (iii) becomes patented by a Party or a Third Party, or becomes published or otherwise part of the public domain as a result of acts by a Third Party; or

            (iv) is independently developed by or for the receiving Party as evidenced by its written records.

      1.7 "DDMAC" shall mean the FDA Center for Drug Evaluation and Research, Office of Medical Policy, Division of Drug Marketing, Advertising and Communications.

      1.8 "Effective Date" shall mean the date of this Agreement set forth in the opening paragraph hereof.

      1.9 "Existing Product" shall mean all Products remaining in Abbott's inventory as of the Effective Date, totaling approximately [**] tablets of Product.

      1.10 "FDA" shall mean the United States Food and Drug Administration.

      1.11 "Field" shall mean research, diagnostics, therapeutics, and services for all human medical conditions or diseases.


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      1.12 "First Commercial Sale" shall mean the first sale of Product in a country within the Territory by CTI, its Affiliate or sublicensee to any Third Party after receipt of Regulatory Approval for the applicable country.

      1.13 "IND" shall mean any Investigational New Drug Application and any amendments thereto filed with the FDA.

      1.14 "Know How" shall mean any proprietary technology (other than the Patents) owned by or licensed (with a right of sublicense) to Abbott as of the Effective Date relating to the use of the Product in the Field.

      1.15 "Manufacturing Cost" shall mean the standard cost per unit of Existing Product, including the cost of raw materials, labor and other direct and identifiable variable costs and appropriate costs for equipment, tools, plant operations and plant support services.

      1.16 "NDA" shall mean a New Drug Application, and all supplements and amendments thereto filed with the FDA, for a Product.

      1.17 "NDC Code" shall mean the National Drug Code for a Product assigned to each drug product listed under section 510 of the Act.

      1.18 "Net Sales" means, with respect to a Product, the gross amount invoiced by CTI, its Affiliates and/or its sublicensees on sales or other dispositions of Product to Third Parties or otherwise directly or indirectly paid to or earned by CTI with respect to the sale or other disposition of Product, less the following deductions:

            (a) trade, cash and/or quantity discounts not already reflected in the amount invoiced, to the extent included in the gross amount invoiced;

            (b) allowances and adjustments credited or payable, including credit for spoiled, damaged, outdated, recalled and returned Product, to the extent related to the gross amount invoiced and substantiated by reasonable documentation;

            (c) freight, distribution, insurance and other transportation charges incurred in shipping a Product to Third Parties, to the extent identified as such in the invoice to the Third Party, to the extent included in the gross amount invoiced;

            (d) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates, retroactive price reductions or billing errors; and

            (e) all tariffs, duties, excises, sales taxes or other taxes (including VAT) and custom duties imposed upon Products, in each case to the extent invoiced to customers or otherwise included within gross amounts invoiced; and

            (f) price reductions imposed by government authorities.

            Such amounts shall be determined from the books and records of CTI, its Affiliates


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and/or its sublicensees, maintained in accordance with United States generally accepted accounting principles, consistently applied. In the case of any sale of Products for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair market value of the consideration received. In the event the Product is sold as part of a Combination Product (as defined below), the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product when sold separately in finished form and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other products(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/(C+D) where C is the fair market value of the Product and D is the fair market value of all other pharmaceutical product(s) included in the Combination Product. In such event, CTI shall in good faith make a determination of the respective fair market values of the Product and all other pharmaceutical products included in the Combination Product, and shall notify Abbott of such determination and provide Abbott with sufficient data to support such determination. Abbott shall have the right to review such determination and supporting data, and to notify CTI if it disagrees with such determination. If Abbott does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be referred to dispute resolution pursuant to Section 13.8. As used above, the term "Combination Product" means any pharmaceutical product that consists of a Product and other active compounds and/or active ingredients.

      1.19 "Original IND" shall have the meaning set forth in Section 3.1(b).

      1.20 "Original NDA" shall have the meaning set forth in Section 3.1(b).

      1.21 "Party" shall mean Abbott or CTI, as appropriate in the context, and "Parties" shall mean Abbott and CTI, collectively.

      1.22 "Patents" shall mean (i) those patents and patent applications identified on Schedule 1, that are owned or licensed (with a right to sublicense) to Abbott as of the Effective Date and relate to the Product in the Field; (ii) any and all patents, including foreign equivalents, which may issue from said applications; and (iii) any and all substitutions, extensions, additions, reissues, re-examinations, renewals, divisions, continuations, continuations-in-part or supplementary protection certificates derived from (i).

      1.23 "Product" shall mean any pharmaceutical product which incorporates Zyflo or an immediate release formulation of the compound Zileuton for use in the Field in the Territory, and (a) use of which by CTI, an Affiliate or sublicensee of CTI would be an infringement of a Valid Claim (as hereinafter defined) of the Patents but for the grant of the license from Abbott to CTI hereunder, or (b) embodies Know-How.

      1.24 "Regulatory Approval" shall mean the approval to sell Product granted by any


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Regulatory Authority (as defined below) with authority or jurisdiction over the testing, manufacture, use, storage, import, transport, promotion, marketing and sale of a diagnostic, research, therapeutic or service product in a country.

      1.25 "Regulatory Authority" shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity, including, but not limited to, the FDA.

      1.26 "Safety Data Agreement" shall have the meaning set forth in Section
4.2 hereof.

      1.27 "Specifications" shall mean the specifications as of the Effective Date for the finished dosage form, drug substance and other ingredients and components, and the manufacture, packaging and labeling of the Existing Product consistent with the Original NDA.

      1.28 "Term" shall have the meaning set forth in Section 12.1 hereof.

      1.29 "Territory" shall mean the entire world.

      1.30 "Third Party" shall mean any entity other than Abbott and its Affiliates or CTI and its Affiliates.

      1.31 "Trademark" shall mean the mark ZYFLO and any and all registrations thereof.

      1.32 "Valid Claim" shall mean a claim of an issued and unexpired patent whose enforceability has not been effected by any of the following: (i) irretrievable lapse, revocation, or abandonment, (ii) unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or un-appealed within the time allowed for appeal, and/or (iii) disclaimer or admission of invalidity or unenforceability through reissue, re-examination, opposition, nullity action or invalidation suit response, disclaimer or otherwise.

      1.33 "Zyflo" shall mean the immediate release formulation of the compound Zileuton for which Abbott has obtained FDA approval and is exemplified by the product that is marketed as of the Effective Date within the United States by the trade name Zyflo.

2. LICENSE GRANTS; TRADEMARK ASSIGNMENT.

      2.1 Exclusive License. Subject to Section 12.4, Abbott hereby grants to CTI and its Affiliates an exclusive license under the Patents and Know How to develop, have developed, make, have made, use, have used, import, have imported, offer to sell, sell, and have sold the Product in the Territory for use in the Field.

      2.2 Trademark Assignment.

      (a) Subject to the terms and conditions of this Agreement, Abbott hereby irrevocably and unconditionally sells, transfers, conveys, assigns and delivers to CTI, and CTI hereby purchases from Abbott, all right, title and interest in and to the Trademark and the goodwill associated therewith. The assignment of the Trademark from Abbott to CTI hereunder shall be evidenced by a


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Trademark Assignment, in the form attached hereto as Exhibit B ("Trademark
Assignment"). Concurrently with the execution of this Agreement, Abbott shall execute and have notarized the Trademark Assignment for filing by CTI with the U.S. Patent and Trademark Office.

      (b) Abbott agrees that following the Effective Date, it will abandon all use of the Trademark. Notwithstanding anything to the contrary in this Agreement, Abbott reserves, and CTI hereby grants to Abbott, the exclusive, royalty-free, worldwide and perpetual right (including the right to sublicense or assign such right) to use the Trademark in connection with the manufacture, packaging, labeling, promotion, marketing, offer of sale, sale and import of products containing Zileuton and/or services related thereto for research, diagnostics, therapeutics and services relating to humans aged seven (7) years and under ("Pediatric Use"), except that such right shall be co-exclusive solely to allow CTI to promote, market, offer to sell, sell and import Zyflo pursuant to this Agreement without restriction as to patient user age and without specific promotion for Pediatric Use. Abbott shall maintain the quality of its products and services that are identified by the Trademark by (1) adhering to those specific quality control standards that are at least as high as similar pharmaceutical products sold by Abbott; (2) permitting CTI's authorized personnel to enter Abbott's premises at reasonable times, upon 48 hours notice no more than one time per year, to inspect Abbott's facilities and operations in order to ensure that Abbott is using the Trademark in compliance with this Agreement; and (3) not modifying the Trademark in any way and not using the Trademark on any products or services other than as set forth in this Agreement. If Abbott fails to use the Trademark in compliance with this provision, CTI may terminate the license granted to Abbott under this Section 2.2(b) upon ninety
(90) days prior written notice if Abbott has not cured such failure within such 90-day period and if such failure to cure is not due to circumstances beyond the control of Abbott.

      (c) Abbott further agrees to execute any other document and take any further action reasonably requested by CTI to effectuate the intent and purpose of this Section 2.2.

      2.3 Right to Sublicense. CTI shall have the right to grant sub-licenses to the rights granted under Section 2.1. In the event that CTI grants a sublicense, CTI shall notify Abbott of each such sublicense without unreasonable delay following any such grant of sublicense and, upon request from Abbott, provide an appropriately redacted copy of such sublicense. CTI shall remain fully responsible for the compliance by such sub-licensees with the terms and conditions of this Agreement as if such sub-licensees were CTI hereunder. Notwithstanding the foregoing, CTI shall not have the right to grant any sublicense to the rights granted under Section 2.1 for the purpose of allowing any Third Party to develop, have developed, make, have made, use, have used, import, have imported, offer to sell, sell or have sold Product anywhere in the Territory specifically for Pediatric Use.

      2.4 Right to Appoint Distributors. CTI shall have the right, at all times, to appoint distributors in the Territory for the sale of the Product. CTI shall ensure that its distributors act fully in compliance with the terms and conditions of this Agreement.

      2.5 Covenant Not to Sue. In the event the making, having made, use, offer for sale, sale or import by CTI, its Affiliates, sublicensees or distributors of Product, as formulated as of the Effective Date, would infringe during the term of this Agreement a claim of issued letters patent which is owned by or licensed to Abbott and which patent is not covered by the grant in Section 2.1,


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Abbott hereby covenants not to sue CTI under such issued letters patent solely for CTI to develop, make, have made, use, sell, offer for sale or import Product in the Territory and in the Field.

      2.6 Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

3. TECHNOLOGY TRANSFER; NDA/IND TRANSFER; SUPPLY OF EXISTING PRODUCT.

      3.1 Completion of Technology Transfer and NDA/IND Transfer.

      (a) Abbott will use Commercially Reasonable Efforts to transfer knowledge of its present technology as identified in Schedule 2 for the manufacture and validation of Product, including Abbott's active pharmaceutical ingredient process and the immediate release formulation data, to CTI (or a CTI designee) to allow CTI to further develop and manufacture Product. Abbott makes no representation, warranty or guaranty that CTI shall be able to manufacture and validate Product.

      (b) Consistent with the requirements of 21 CFR 314.72, Abbott will transfer to CTI the NDA for Zyflo ("Original NDA"); Abbott will also transfer the complete IND file for Zyflo ("Original IND") and all such available documentation relevant to the Original IND and/or the Original NDA as is necessary to enable CTI to assume regulatory responsibility for production of Zyflo, including all records and reports required to be kept under 21 CFR Parts 210 and 211 that are necessary to enable CTI to assume such responsibility (but excluding, for the avoidance of doubt, records of Abbott that are not so necessary such as confidential personnel records, facility design records or quality assurance batch records). Abbott will use Commercially Reasonable Efforts to transfer all relevant documents and reports as identified in Schedule 2 to allow CTI to continue to commercialize Product. Notwithstanding the foregoing, CTI shall provide Abbott a written right of reference allowing Abbott access to and use of the NDA files for Zyflo solely for purposes of research, development, manufacture and sale of products and services in the field of research, diagnostics, therapeutics, and services related to the following: (i) Pediatric Use of products containing Zileuton, and (ii) cardiovascular and vascular devices, including, without limitation, stents.

      (c) CTI will reimburse Abbott for its actual costs and expenses in the technology transfer and NDA/IND transfer contemplated under this Section 3.1.

      3.2 Supply of Existing Product.

      (a) Within fifteen (15) business days of the Effective Date, Abbott shall deliver to CTI all Existing Products. Subject to Section 7.7, CTI shall pay Abbott the Manufacturing Cost plus [**]% of the Manufacturing Cost in respect of Existing Products within thirty (30) days of Abbott's invoice thereof, which invoice shall be sent to CTI concurrently with the delivery of such Existing Products to CTI.


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      (b) CTI may use the Existing Products for use in the Field in the
Territory, including for research and commercial distribution. CTI shall have the right to relabel such Existing Products for use in clinical research in accordance with applicable law and regulations; provided, however, that CTI shall be responsible for Existing Products which have been relabeled by CTI.

4. FDA; SAFETY; COMPLAINTS.

      4.1 CTI shall comply with all present and future laws, including, without limitation, the Act, rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all governmental authorities, including, without limitation, the FDA. Furthermore, each Party acknowledges and understands that it has no authority to represent the other Party in any way before the FDA and as such each Party will not make any representations or commitments in the other Party's name with the FDA. Abbott shall prepare and provide to CTI for FDA submission the Original IND and Original NDA annual reports, to the extent applicable, and Periodic Report for the period of time during which the Original IND and Original NDA were owned by Abbott.

      4.2 Each Party warrants that it shall, from the Effective Date until the Safety Data Agreement (as defined below) is in effect, advise the other of any serious adverse events relating in any way to Zyflo or the Product and shall provide a copy of any adverse drug experience report or other report filed with the FDA related to such events when such serious adverse events are reported or reportable by it to the Regulatory Authorities. In addition, within ninety (90) days after the date of this Agreement, the Parties shall use good faith efforts to enter into an agreement ("Safety Data Agreement") to initiate a process for the exchange of adverse event safety data in a mutually agreed format, including but not limited to, postmarketing spontaneous reports received by a Party or its Affiliates in order to monitor the safety of Zyflo or the Product and to meet reporting requirements with any applicable Regulatory Authority.

      4.3 For purposes of clarity, Abbott shall be solely responsible for handling all customer and regulatory complaints or inquiries with respect to Abbott Products, as well as for making required reports to FDA under 21 CFR
314.80 and 314.81 regarding such Abbott Products. CTI shall reasonably cooperate with Abbott in handling customer or regulatory complaints or inquiries related to the Abbott Products. At the time it makes a required report to FDA, Abbott will provide CTI a copy of such report along with any related complaint file and documentation of any related investigation. Abbott will also inform CTI of all product complaints with respect to Abbott Products and the outcome of any related investigation for complaints that do not lead to reports to FDA.

5. PRODUCT DEVELOPMENT AND COMMERCIALIZATION.

      5.1 Development. CTI shall be solely responsible for development and registration of Product, and shall use Commercially Reasonable Efforts to obtain Regulatory Approval for the Product in the United States.

      5.2 Commercialization. Upon obtaining Regulatory Approval for Product in any country in the Territory, CTI shall use Commercially Reasonable Efforts to market and sell Product in that country to maximize sales and revenues from such sales until the controlled release formulation of


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Zileuton is commercially launched by CTI.

      5.3 Excuse for Non-Performance. The obligations of CTI with respect to Product under this Article 5 are expressly conditioned upon the continuing absence of any serious adverse drug experience (as defined under 21 CFR 314.80(a)) or quality problem relating to the safety or efficacy of the immediate release formulation of Zileuton, and the obligation of CTI to develop or market such formulation hereunder shall be delayed or suspended so long as such condition or event exists. An excuse for non-performance under this Section
5.3 shall only apply in the event CTI notifies Abbott of such condition or event within fifteen (15) days if its initial occurrence and CTI takes all reasonable and diligent actions within its ability to remove or resolve such condition or event so that it no longer exists (including, without limitation, providing to Abbott a plan designed to diligently remove or resolve such condition or event).

6. FINANCIAL PROVISIONS.

      6.1 Trademark Assignment. In consideration of the assignment of the Trademark to CTI hereunder, CTI shall pay to Abbott a lump sum payment of Five Hundred Thousand United States Dollars (US$500,000) on the Effective Date.

      6.2 Milestone Payment. CTI shall make a milestone payment of Seven Hundred Fifty Thousand United States Dollars (US$750,000) to Abbott within thirty (30) days after CTI obtains NDA approval for the Product in the United States.

      6.3 Royalties. CTI shall pay to Abbott royalties on Net Sales of Product at the rates set forth below:

            (i)   [**]% of total annual Net Sales of Product       $[**] - $[**]
                  of

            (ii)  [**]% of total annual Net Sales of Product       $[**] - $[**]
                  of

            (iii) [**]% of total annual Net Sales of Product       $[**] - $[**]
                  of

            (iv)  [**]% of total annual Net Sales of Product       $[**] - $[**]
                  of

            (v)   [**]% of total annual Net Sales of Product       > $[**]
                  of

Royalties shall be based on the total annual Net Sales of Product in all countries during a particular calendar year for which a royalty is due. By way of example, if Net Sales in a calendar year equaled $[**], royalties would be calculated as follows: (i) [**]% of the first $[**] ($[**]), (ii) [**]% of the next $[**] ($[**]), (iii) [**]% of the next $[**] ($[**]), and (iv) [**]% of the final $[**] ($[**]), for a total of $[**].


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      6.4 Term of Royalty Payments. Royalties shall be paid on a country-by-country basis for a period of ten (10) years from First Commercial Sale of Product in each such country. Within thirty (30) days after the date of First Commercial Sale of Product in each country, CTI shall notify Abbott thereof in writing.

      6.5 Royalties Payable Only Once. The obligation to pay royalties is imposed only once with respect to the same unit of a Product.

      6.7 Sales to Affiliates and Sublicensees. Sales of Products between CTI and its Affiliates or permitted sublicensees, or among such Affiliates and permitted sublicensees, shall not be subject to royalties under this Article 6, but in such cases the royalties shall be calculated on the Net Sales by such Affiliates or sublicensees to a Third Party.

      6.8 Royalty Reports; Royalty Payments. CTI shall deliver to Abbott, within sixty (60) days after the end of each calendar quarter, sufficiently detailed written accountings of Net Sales of Products that are subject to royalty payments due to Abbott in accordance with this Agreement for such calendar quarter. Such quarterly reports shall indicate gross sales on a country-by-country basis, the deductions from gross sales used in calculating Net Sales and the resulting calculation of royalties. When CTI delivers such accountings to Abbott, CTI shall also deliver all royalty payments due under
Section 6.3 to Abbott for the calendar quarter. With respect to sales of products invoiced in United States Dollars, the sales and royalties payable shall be expressed in United States Dollars. With respect to sales of products invoiced in a currency other than United States Dollars, such foreign currency amounts shall be converted into United States Dollars at the official average monthly rates used by Abbott for conversion of its monthly financial statements
- the average B.2.0 rate. The month end B.2.0 rate is determined by taking the numbers from the 9:00 am CST Reuters screen at the second to last business day of each month (with the exception of November, when the rate is taken on the last business day). With the exception of the Euro, British Pound, Australian Dollar and New Zealand Dollar, the ask price is used. For the four (4) aforementioned currencies the bid rate is used. An average monthly rate is determined by taking the calculated average of the prior last business day of the month book rate and the current last business day of the month book rate.

      6.9 Audits by Abbott. CTI shall keep, and shall require its Affiliates and sublicensees to keep, complete and accurate records of the latest three (3) years of sales of Products to which the obligation to pay royalties to Abbott attach hereunder. For the sole purpose of verifying royalties payable to Abbott, Abbott shall have the right annually at Abbott's expense to retain an independent certified public accountant selected by Abbott and reasonably acceptable to CTI, to review such records in the location(s) where such records are maintained by CTI, its Affiliates or its sublicensees upon reasonable notice and during regular business hours and under obligations of confidence. Results of such review shall be made available to both CTI and Abbott. If the review reflects an underpayment of royalties to Abbott, such underpayment shall be promptly remitted to Abbott. If the underpayment is equal to or greater than five percent (5%) of the royalty amount that was otherwise due, CTI shall pay all of the reasonable, out-of-pocket costs of such review. If the review reflects an overpayment of royalties to Abbott, the amount of such overpayment shall be credited against future royalties owed by CTI to Abbott.

      6.10 Tax Withholding. The Parties shall use their best efforts to reduce tax withholding on


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payments made to Abbott hereunder. Notwithstanding such efforts, if tax withholdings under the laws of any country are required with respect to payments to Abbott, CTI shall withhold the required amount and pay it to the appropriate governmental authority. In such a case, CTI will promptly provide Abbott with original receipts or other evidence sufficient to allow Abbott to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

7. REPRESENTATIONS AND WARRANTIES OF ABBOTT.

      7.1 Abbott represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Illinois, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement. Abbott further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

      7.2 Abbott shall not use or register the Trademark in any jurisdiction anywhere in the world, and shall not use or register any trademark confusingly similar thereto in the United States for products that are competitive to Products. Abbott represents and warrants that it has the right to assign the Trademark in the United States and its corresponding United States registration and related goodwill to CTI hereunder, that it has not granted any other entity any rights in the Trademark, that it does not know of any other entity that owns rights in the Trademark, and that except as set forth in this Agreement, it has no other pending applications or registrations for the Trademark, or for any trademark confusingly similar therewith in the United States for products that are competitive to Products. Abbott represents and warrants that it has not assigned or granted any license to the Trademark or otherwise encumbered the Trademark.

      7.3 To the best of Abbott's knowledge, there are no patent infringement actions, litigation or other proceedings, pending or threatened, by Third Parties which affect or may affect the Patents.

      7.4 The Patents are a complete list of all patents and patent applications that are owned by or licensed (with the right to grant sublicenses) to Abbott and, to the best of Abbott's knowledge, that are necessary and are used for the manufacture, use or sale of Zyflo. Abbott has not previously assigned, transferred, licensed, conveyed or otherwise encumbered its right, title and interest in the Patents.

      7.5 To the best of Abbott's knowledge, as of the Effective Date the manufacture, use and sale of Zyflo in the Field in the Territory does not infringe upon any intellectual property rights of any Third Party. As of the Effective Date, there are no pending or, to the best of Abbott's knowledge, threatened claims or litigation against Abbott alleging infringement relating to the Patents, the Trademark or the manufacture, use or sale of Zyflo in the Field in the Territory.

      7.6 Abbott hereby warrants to CTI that:

      (a) the Existing Products are, as of the Effective Date, (i) in compliance with the Specifications and cGMP and (ii) warranted to be free of defects in material and workmanship;

      (b) Subject to Section 11.2 below, Abbott shall refund to CTI as its sole remedy, CTI's payment of Manufacturing Costs of any Existing Products that fail to conform with the warranties set forth in this Section 7.6; and

      (c) all Existing Products supplied to CTI hereunder conform, as of the Effective Date, with all requirements of the Act and state and local laws, and, for purposes of Section 303(c)(2) of the Act, the article comprising each shipment or other delivery of Existing Products made by Abbott to CTI is hereby guaranteed by Abbott, as of the date of such shipment or delivery, to be, on such date, not adulterated or misbranded within the meaning of the Act, and not an article which may not, under any section of the Act, be introduced into interstate commerce.

8. REPRESENTATIONS AND WARRANTIES OF CTI.

      CTI represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of Delaware and is authorized to conduct business in the Commonwealth of Massachusetts, that it has full corporate power and authority to enter into this Agreement and to carry out its provisions, and that there are no outstanding agreements, assignments or encumbrances in existence that are inconsistent with the provisions of this Agreement. CTI further represents and warrants that it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

9. CONFIDENTIALITY AND NON-DISCLOSURE.

      9.1 Confidential Information. Neither Party shall use or disclose any Confidential Information received by it pursuant to this Agreement except for the purposes set forth in this Agreement without the prior written consent of the other. This obligation will continue until seven (7) years following the expiration or termination of this Agreement.

      9.2 Exceptions. Nothing contained in this Article shall be construed to restrict the Parties from disclosing Confidential Information as required in clauses (i) through (iv) below, provided in each case the party requesting to make such disclosure shall timely inform the other party and use all reasonable efforts to limit the disclosure and maintain the confidentiality of such Confidential Information to the extent possible. In addition, the party requesting to make such disclosure shall permit the other party to attempt to limit such disclosure by appropriate legal means:

            (i) to comply with applicable laws, to defend or prosecute litigation, or to comply with governmental regulations;

            (ii)  for audit purposes; or

            (iii) by Court order or other government order or request; or

            (iv) to its existing and/or potential collaborators, distributors, sublicenses, investors or lenders, provided that such parties or individuals receive such Confidential Information, (x) on a need to know basis only and (y) after an agreement in writing to hold such Confidential Information under the same or greater standards of confidentiality as provided for in this Agreement.

      9.3 SEC Filings. Either Party may disclose the existence and terms of this Agreement to the extent required to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission. Notwithstanding the foregoing, prior to disclosing this Agreement or any of the terms hereof pursuant to this Section 9.3, the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 9.3, such Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other Party.

      9.4 Publications. Abbott shall have the right to publish the results of its ongoing scientific studies involving Zileuton, subject to its compliance with this Article 9. Abbott shall submit to CTI a draft of all such publications at least thirty (30) days prior to submission for publication and shall take into serious consideration any requests that CTI may make in order to avoid the unauthorized disclosure of CTI's Confidential Information and to preserve CTI's rights to use the Patents and Know How hereunder.

10. PATENT PROSECUTION; INFRINGEMENT.

      10.1 Patents. Abbott shall, during the Term, be responsible for the filing, prosecution and maintenance of the Patents; provided, however that Abbott shall consult with CTI prior to taking any such action and shall consider in good faith the views of CTI regarding the advisability of the proposed action. In the event that Abbott elects to not continue the filing, prosecution or maintenance of any of the Patents, then Abbott shall notify CTI in writing of such election at least sixty (60) days prior to the last available date for action to preserve such Patents. If CTI elects to continue the filing, prosecution or maintenance of any such Patent Right, then CTI may do so at its sole expense; provided, however, that CTI may deduct all out of pocket expenses and reasonable attorney's fees incurred in preserving such Patent Right from the royalties due to Abbott.

      10.2 Notification of Claim. If a Third Party notifies CTI or Abbott, or their respective Affiliates or sublicensees, that any act by CTI, or its Affiliates or sublicensees, utilizing the Patents in the Field allegedly infringes any patent rights of such Third Party, CTI or Abbott shall promptly notify the other in writing.

      10.3 Third Party Infringement.

            (a) Abbott shall have the first right but not the obligation to take reasonable actions to protect the Patents from infringement in the Field, when, from its own knowledge or upon notice from CTI, Abbott becomes aware of the reasonable probability that such infringement or unauthorized use exists in the Field in the Territory.

            (b) Within ninety (90) days of becoming aware of the infringement of the Patents in the Field Abbott shall decide whether to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Patents in the Field. If Abbott fails to institute such suit or take such action within such ninety (90) day period, then CTI shall have the right at its sole discretion to institute such suit or other appropriate action in the name of either Party or both Parties. In either such event, each Party shall cooperate with the other Party to the extent reasonably possible, including the joining of suit if necessary or desirable.

            (c) Each Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings undertaken by such Party described in this Section 10.3, including, without limitation, the fees and expenses of that Party's counsel.

            (d) In the event that either CTI or Abbott takes action pursuant to subsection (b) above, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit if necessary or desirable. Neither Party shall settle or compromise any claim or proceeding relating to Patents without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld.

            (e) Any recovery obtained by any Party as a result of any proceeding described in this Section 10.3, by settlement or otherwise, shall be applied in the following order of priority:

                  (i) first, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party's respective litigation costs, to the extent the recovery was less than all such litigation costs); and

                  (ii) second, in the event that the action was brought by Abbott, then the remainder of the recovery shall be divided equally between the Parties; or

                  (iii) third, in the event that the action was brought by CTI, then the remainder of the recovery shall be multiplied by [**] percent ([**]%) and then the product of such multiplication shall be treated as Net Sales of Product in accordance with Section 6.3. After Abbott has been paid its royalty on such Net Sales of Product in accordance with Section 6.3, then CTI shall be entitled to the remainder of the recovery.

      10.4 Claimed Infringement. In the event that a Party becomes aware of any claim that the manufacture, use or sale of the Product by CTI infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate and shall mutually agree upon an appropriate course of action. Each Party shall provide to the other Party copies of any notices it receives from third parties regarding any alleged infringement of Third Party intellectual property rights and/or any declaratory judgment actions. Such notices shall be provided promptly, but in no event after more than fifteen (15) days following receipt thereof.

      10.5 Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Patent Right is invalid or otherwise unenforceable (an "Invalidity Claim"), whether as a defense in an infringement action brought by CTI or Abbott pursuant to Section 10.3 or in an action brought against CTI or Abbott under
Section 10.4, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim. Neither Party shall settle or compromise any Invalidity Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

      10.6 Patent Marking. CTI agrees to comply with the patent marking statutes in each country in which Products are sold by CTI, its Affiliates, sublicensees and/or distributors.

11. INDEMNIFICATION.

      11.1 CTI. CTI agrees to defend Abbott and its Affiliates at its cost and expense, and will indemnify and hold Abbott and its Affiliates and their respective directors, officers, employees and agents (the "Abbott Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by CTI of any of its representations, warranties or obligations pursuant to this Agreement, or
(ii) personal injury from the development, manufacture, use, sale or other disposition of Product (other than Abbott Products) by CTI, its Affiliates, sublicensees, distributors or collaborators. In the event of any such claim against the Abbott Indemnified Parties by any Third Party, Abbott shall promptly notify CTI in writing of the claim and CTI shall manage and control, at its sole expense, the defense of the claim and its settlement. The Abbott Indemnified Parties shall cooperate with CTI and may, at their option and expense, be represented in any such action or proceeding. CTI shall not be liable for any litigation costs or expenses incurred by the Abbott Indemnified Parties without CTI's prior written authorization. In addition, CTI shall not be responsible for the indemnification of any Abbott Indemnified Party arising from any negligent or intentional acts by such Abbott Indemnified Party, or as the result of any settlement or compromise by the Abbott Indemnified Parties without CTI's prior written consent.

      11.2 Abbott. Abbott agrees to defend CTI and its Affiliates at its cost and expense, and will indemnify and hold CTI and its Affiliates and their respective directors, officers, employees and agents (the "CTI Indemnified Parties") harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by Abbott of any of its representations, warranties or obligations pursuant to this Agreement, or
(ii) personal injury from the development, manufacture, use, sale or other disposition of Abbott Products by Abbott, its Affiliates, licensees, distributors or collaborators. In the event of any such claim against the CTI Indemnified Parties by any Third Party, CTI shall promptly notify Abbott in writing of the claim and Abbott shall manage and control, at its sole expense, the defense of the claim and its settlement. The CTI Indemnified Parties shall cooperate with Abbott and may, at their option and expense, be represented in any such action or proceeding. Abbott shall not be liable for any litigation costs or expenses incurred by the CTI Indemnified Parties without Abbott prior written authorization. In addition, Abbott shall not be responsible for the indemnification of any CTI Indemnified Party arising from any negligent or intentional acts by such CTI Indemnified Party, or as the result of any settlement or compromise by the CTI Indemnified Parties without Abbott prior written consent.

      11.3 Insurance. Each Party shall, at its sole cost and expense, obtain and keep in force general liability insurance with product liability limits of Seven Million Five Hundred Thousand U.S. Dollars (U.S.$7,500,000) in the aggregate and general liability, including, without limitation coverage for bodily injury, death and property damage, limits of One Million U.S. Dollars (U.S. $1,000,000) in the aggregate. Within thirty (30) days after the Effective Date, each Party shall furnish to the other a certificate of insurance evidencing the insurance coverage required by this Agreement and providing for at least ten (10) days prior written notice to the other Party of any cancellation, termination, material change or reduction of such insurance coverage. During the Term, either Party may self-insure regarding the insurance requirements in accordance with this Section, provided such Party maintains a net worth as measured by its retained earnings in the amount of Five Hundred Million U.S. Dollars (U.S. $500,000,000).

12. TERMINATION.

      12.1 Term. This Agreement shall be effective as of the Effective Date and shall remain in effect unless terminated pursuant to Section 12.3 below ("Term").

      12.2 Survival of Licenses. Upon the expiration of CTI's obligations to pay royalties to Abbott under Section 6.4 with respect to Product in each country, the license set forth in Article 2 shall be deemed to be perpetual, irrevocable and fully-paid up with respect to Product in such country.

      12.3 Termination. (a) Either Party may terminate this Agreement by giving to the other Party prior written notice of not less than sixty (60) days in the case of a material breach of this Agreement, and such breaching Party shall fail to cure, or commence action to cure, such breach during such sixty (60) day period. In the event of a dispute as to whether a material breach has occurred, the existence of material breach shall be determined using the ADR procedure set forth in Section 13.8 and Exhibit A. A Party's right to terminate this Agreement shall only apply if the breaching Party fails to cure such breach in the manner required by the final judgment of the ADR hearing within sixty (60) days after that judgment is rendered.

      (b) In the event performance of a party under this Agreement is excused, delayed, suspended, prevented or deemed not in default pursuant to Section 5.3 or Section 13.13, and the underlying condition, event, cause or circumstances continue for at least six (6) months, either party shall have the right to terminate this Agreement by providing the other party written notice thereof.

      12.4 Effect of Termination. Upon termination of this Agreement pursuant to
Section 12.3, then the license granted to CTI under Section 2.1 shall immediately terminate and CTI shall assign to Abbott all of its right, title and interest in and to the Trademark (including all associated goodwill) and all regulatory filings and Regulatory Approvals relating to Product.

      12.5 Survival. Upon termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and Sections 12.2, 12.4 and this Section 12.5 and the following provisions shall expressly survive any such expiration or termination: Article 1, Article 2 (to the extent provided in Section 12.4), Article 6, Article 9,
Article 11 and Article 13.

13. MISCELLANEOUS.

      13.1 Notices. Any notice required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing, delivered by facsimile (and promptly confirmed by personal delivery, first-class mail U.S. or courier), addressed to such other Party at its address and facsimile number indicated below, or to such other address and facsimile as the addressee shall have last furnished in writing to the addressor and (except as otherwise provided in this Agreement) shall be effective upon the date on which the facsimile is sent by the notifying Party.

      If to CTI:              Critical Therapeutics, Inc.
                              675 Massachusetts Avenue

                              14th Floor
                              Cambridge, Massachusetts 02139
                              Attention: Chief Executive Officer
                              FACSIMILE: 617-354-9318

                              with a copy to:

                              Hale and Dorr LLP
                              60 State Street
                              Boston, MA  02109
                              Attention: Steven D. Singer, Esq.
                              FACSIMILE: 617-526-5000

       If to Abbott:          Abbott Laboratories
                              100 Abbott Park Road
                              Dept. R432; Bldg. AP9-1
                              Abbott Park, Illinois 60064
                              Attention: John M. Leonard, MD
                              FACSIMILE: 847-937-3918

                              with a copy to:

                              Abbott Laboratories
                              100 Abbott Park Road
                              Dept. 364; Bldg. AP6D
                              Abbott Park, Illinois 60064
                              Attention:  Senior Vice President
                              and General Counsel
                              FACSIMILE: 847-938-6277

      13.2 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, excluding its conflict of laws provisions.

      13.3 Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties.

      13.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimiles of the Parties' signatures provided the facsimile counterpart signature pages are promptly followed by the original signature pages by overnight delivery in accordance with Section 13.1.

      13.5 Severability. If any provision of this Agreement is deemed unenforceable, the remainder of the Agreement will not be affected and, if appropriate, the Parties will attempt to replace the unenforceable provision with a new provision that, to the extent possible, reflects the Parties' original intent.

      13.6 Schedules/Exhibits. All Schedules and Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

      13.7 Assignment. Except as expressly provided herein, this Agreement and any documents executed in connection herewith shall not be assigned by operation of law or otherwise by CTI without the prior written consent of Abbott, which consent shall not be unreasonably withheld, and any assignment without such prior written consent shall be null and void. Abbott shall notify CTI in writing of its determination to grant or withhold such consent ("Abbott Notice") within sixty (60) days of the date of CTI's notice to Abbott of the proposed assignment of this Agreement. In the absence of such Abbott Notice within such sixty-day period, consent shall be deemed to have been granted by Abbott for purposes of this Section 13.7. Notwithstanding the foregoing, CTI may make such assignment without Abbott's consent in connection with a sale of all or substantially all of the business and assets of CTI to which the subject matter of this Agreement pertains ("change of control"), to any health care company or group of companies acting in concert for whom collective worldwide sales of pharmaceutical products in a calendar year that preceded the change of control were [**] dollars (US$[**]) or less and provided that CTI provides Abbott with reasonable prior written notice of such assignment, including, without limitation, documentation to support such assignee's sales and copies of the assignment and assumption agreement.

      13.8 Dispute Resolution. The Parties shall attempt to settle any dispute arising out of or relating to this Agreement in an amicable way. Any controversy, claim or right of termination for cause which may arise under, out of, in connection with, or relating to this Agreement, or any breach thereof, shall be settled according to the Alternative Dispute Resolution provisions attached hereto as Exhibit A.

      13.9 Independent Contractor. Subject to the terms and provisions of this Agreement, it is understood that both Parties are independent contractors and engage in the operation of their own respective businesses and neither Party is to be considered the agent of the other Party for any purpose whatsoever and neither Party has any authority to enter into any contract or assume any obligation for the other Party or to make any warranty or representation on behalf of the other Party. Each Party shall be fully responsible for its own employees, servants and agents, and the employees, servants and agents of one Party shall not be deemed to be employees, servants and agents of the other Party for any purpose whatsoever.

      13.10 Publicity. Subject to Article 9, neither Party shall issue any press release or any other form of public disclosure regarding this Agreement or the relationship of the Parties under this Agreement or use the name of the other Party in any press release or other publicity ("Agreement Publicity") following the Effective Date, except as required by a mandatory provision of applicable law and solely to the extent necessary to comply with such provision of law.

            In the event either Party reaches the conclusion that Agreement Publicity is required after the Effective Date, such party shall inform the other Party of its conclusion and provide the other Party with the opportunity to review the Agreement Publicity and the necessity of making the Agreement Publicity at least ten (10) business days prior to the planned release of the Agreement

Publicity and agrees to take such other Party's input and opinion seriously into account before releasing the Agreement Publicity.

            The Parties acknowledge that either Party's failure to meet the requirements of this Section 13.10 shall constitute a material breach of this Agreement, giving the other Party the right, if such breach is not cured within the applicable cure period, to terminate this Agreement pursuant to Section 12.3 hereof.

      13.11 Day of Performance. If any date for performance hereunder falls on a Saturday, Sunday or other day which is a holiday under Federal law or the State of Illinois, the date for such performance shall be the next succeeding business day.

      13.12 No Consequential Damages. UNLESS RESULTING FROM A PARTY'S WILLFUL MISCONDUCT OR FROM A PARTY'S BREACH OF ARTICLE VI, NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 13.12 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.

      13.13 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement (except for a Party's requirement to pay amounts due to the other Party in accordance with this Agreement) when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

      13.14 Exports. CTI acknowledges that the export of technical data, materials or products is subject to the exporting party receiving any necessary export authorizations, approvals, permits, licenses and consents from the Bureau of Industry and Security, and other applicable U.S. government agencies. CTI agrees not to export or re-export, directly or indirectly, any information, know-how, technical data, the direct product of such data, samples or product received or generated under this Agreement in violation of any applicable U.S. export control laws or governmental regulations. CTI agrees to obtain similar covenants from its licensees or sublicensees, as the case may be, with respect to the subject matter of this Section 13.14.

           [REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day first above written.

ABBOTT LABORATORIES                      CRITICAL THERAPEUTICS, INC.
an Illinois corporation                  a Delaware corporation

By:   /s/ Jeffrey M. Leiden              By:   /s/ Trevor Phillips
      ------------------------------          --------------------------------
Name:  Jeffrey M. Leiden, MD, PhD        Name: Trevor Phillips
Title: President and Chief               Title: Chief Operating Officer
       Operating Officer,
       Pharmaceutical Products Group

                                   SCHEDULE 1

                                    (Patents)

COUNTRY              PATENT NO.     ISSUE DATE            EXPIRATION DATE
Australia            608,804        2 September 1991      9 February 2008
Belgium              279,263        4 August 1993         1 February 2008
Brazil               PI 1100072-4   18 May 1999           10 February 2007
Canada               1,327,204      22 February 1994      22 February 2011
France               279,263        4 August 1993         1 February 2008
Germany              279,263        4 August 1993         1 February 2008
Greece               279,263        4 August 1993         1 February 2008
Italy                279,263        4 August 1993         1 February 2008
Japan                1,862,133      8 August 1994         10 February 2008
Korea                103,306        12 August 1996        16 April 2011
Mexico               179,410        30 August 1995        10 October 2006
Netherlands          279,263        4 August 1993         1 February 2008
Singapore            9791468-3      15 May 1997           1 February 2008
Spain                279,263        4 August 1993         1 February 2008
Sweden               279,263        4 August 1993         1 February 2008
Switzerland          279,263        4 August 1993         1 February 2008
United Kingdom       279,263        4 August 1993         1 February 2008
United States        4,873,259      10 October 1989       10 December 2010

                                   SCHEDULE 2

                               Technology Transfer


Initiation

     The technology transfer process will be initiated within [**] of the agreement being signed ("agreed-to start date") between Abbott Laboratories (Abbott) and Critical Therapeutics Inc. (CTI)

Zileuton IR Product Transfer of Technology


     The technology transfer of the IR product will be completed within [**] of the agreed-to-start date. Abbott will use commercially reasonable efforts to provide the materials, documents, data and reports requested for the technology transfer and to answer questions raised by CTI and the appointed TPM, SKP, during that period. A one-day meeting will be scheduled between CTI and the appointed TPM, SKP, and Abbott technical staff at a date agreed upon by the Parties

     [**]

     Regulatory Documents Consistent with the requirements of 21 CFR 314.72
          o    Complete copy of the approved NDA 20-471
          o All post approval submissions (supplements, PSUR's, advertising and promotional submissions to DDMAC)
          o    Annual reports and all records required to be kept under 21CFR
               314.81 (field alert reports, recalls, etc)
          o    Copy of the complete IND file for Zyflo
          o    Copy of all Regulatory correspondence file for the IND and NDA

     TRANSFER SAFETY DATABASE INCLUDING CLINICAL AND POST MARKETING AES PER "SAFETY DATA AGREEMENT"

     TRANSFER DATABASE AND STATISTICAL ANALYSES FOR PHASE III CLINICAL TRIALS ZILEUTON IR PRODUCT IN ASTHMA
          -    M91-685: Phase III pivotal Study
          -    M92-720: Phase III Pivotal Study

     CLINICAL REPORTS, DATABASE AND STATISTICAL ANALYSES OF OTHER ASTHMA STUDIES ONGOING AT THE TIME OF NDA SUBMISSION
          -    M94-199
          -    M92-735
          -    M92-752
          -    M92-868
          -    M92-778
          -    M92-872
          -    M92-763
          -    M90-544
          -    M92-738
          -    M92-779
          -    M92-798
          -    M92-858

     CONTRACTS (OR DESCRIPTION OF ANY COMMITMENTS MADE TO INVESTIGATORS CONDUCTING TRIALS WITH ZYFLO)

     OFFICIAL LABELING FILES

                                    EXHIBIT A

                        (Alternative Dispute Resolution)

      The Parties recognize that from time to time a dispute may arise relating to either Party's right or obligations under this Agreement. The Parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution ("ADR") provisions set forth in this Exhibit, the result of which shall be binding upon the Parties.

      To begin the ADR process, a Party first must send written notice of the dispute to the other Party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to "days" in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the Parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The Parties shall have the right to be represented by counsel in such a proceeding.

1. To begin an ADR proceeding, a Party shall provide written notice to the other Party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other Party may, by written notice to the Party initiating the ADR, add additional issues to be resolved within the same ADR.

2. Within twenty-one (21) days following receipt of the original ADR notice, the Parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the Parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR Institute for Dispute Resolution ("CPR"), 366 Madison Avenue, 14th Floor, New York, New York 10017, to select a neutral pursuant to the following procedures:

      (a) The CPR shall submit to the Parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either Party or any of their subsidiaries or affiliates.

      (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.

      (c) Each Party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a Party believes a conflict of interest exists regarding any of the candidates, that Party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any Party failing to return a list of preferences on time shall be deemed to have no order of preference.



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
      (d) If the Parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the Parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the Parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a)-2(d) shall be repeated.

3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the Parties. The ADR proceeding shall take place at a location agreed upon by the Parties. If the Parties cannot agree, the neutral shall designate a location other than the principal place of business of either Party or any of their subsidiaries or affiliates.

4. At least seven (7) days prior to the hearing, each Party shall submit the following to the other Party and the neutral:

      (a) a copy of all exhibits on which such Party intends to rely in any oral or written presentations to the neutral;

      (b) a list of any witnesses such Party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;

      (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue.

      (d) a brief in support of such Party's proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

      Except as expressly set forth in subparagraphs 4(a) - 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.

5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

      (a) Each Party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each Party has had the five (5) hours to which it is entitled.



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
      (b) Each Party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the Party conducting the cross-examination.

      (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.

      (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.

      (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.

6. Within seven (7) days following completion of the hearing, each Party may submit to the other Party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.

7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the Parties on each disputed issue but may adopt one Party's proposed rulings and remedies on some issues and the other Party's proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.

8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing Party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:

      (a) If the neutral rules in favor of one Party on all disputed issues in the ADR, the losing Party shall pay 100% of such fees and expenses.

      (b) If the neutral rules in favor of one Party on some issues and the other Party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the Parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the Party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.

9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.

10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.

                                    EXHIBIT B

                              Trademark Assignment

      WHEREAS, Abbott Laboratories, an Illinois corporation (the "Assignor"), has adopted and used certain trademarks, trade names, logos and service marks, as set forth on Exhibit 1 attached hereto (the "Trademarks"); and

      WHEREAS, pursuant to the License Agreement dated as of ___________, 2004 (the "License Agreement") between the Assignor and Critical Therapeutics, Inc., a Delaware corporation ("Assignee"), Assignee has agreed to acquire the Trademarks and any and all registrations thereof from Assignor; and

      WHEREAS, the execution of this Trademark Assignment by Assignor is one of the obligations of Assignor pursuant to the License Agreement;

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged:

      Assignor does hereby assign, sell and transfer unto the Assignee, free and clear of all liens and other encumbrances, all right, title and interest in and to the Trademarks, together with (a) any and all registrations of and applications to register the Trademarks, to the extent such Trademarks exist,
(b) the goodwill of the business symbolized by and associated with the Trademarks and any registrations thereof, and (c) the right to sue and recover for, and the right to profits or damages due or accrued arising out of or in connection with, any and all past, present and future infringements or dilution of or damage or injury to the Trademarks or any registrations thereof or such associated goodwill.

      IN WITNESS WHEREOF, the Assignor, by its duly authorized officer, has executed this assignment, as an instrument under seal, on this ___ day of ________, 2004.

                                                ABBOTT LABORATORIES


                                                By:
                                                    ---------------------------
                                                Name:
                                                Title:
STATE OF                            )
                                    ) ss.
COUNTY OF                           )

      On this the ___ day of ________, 2004, before me appeared ______________, the person who signed this instrument, who acknowledged that (s)he is the __________ of Abbott Laboratories and that being duly authorized (s)he signed such instrument as a free act on behalf of Abbott Laboratories.

                                                -------------------------------
                                                Notary Public
                                                My commission expires:



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
                                    Exhibit 1

Mark                    Type                    Registration/Serial No.
----                    ----                    -----------------------





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